Exhibit (e)(1)

October 1, 2012

Todd Modic

Senior Vice President

ING Investments, LLC

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Pursuant to the Amended Investment Management Agreement, dated April 1, 2004, between ING Variable Portfolios, Inc. (“IVPI”) and ING Investments, LLC, as amended (the “Agreement”), we hereby notify you of our intention to modify the annual investment management fee for ING WisdomTreeSM Global High-Yielding Equity Index Portfolio (the “Portfolio”), a series of IVPI, effective on October 1, 2012.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending the Amended Schedule A of the Agreement. The Amended Schedule A, which indicates the additional breakpoints to the annual investment management fee for the Portfolio, is attached hereto.

Please signify your acceptance to the additional breakpoints to the annual investment management fee for the aforementioned Portfolio by signing below where indicated.

Very sincerely,

/s/ Kimberly A. Anderson

Kimberly A. Anderson

Senior Vice President

ING Variable Portfolios, Inc.

ACCEPTED AND AGREED TO:

ING Investments, LLC

By: /s/ Todd Modic

Todd Modic

Senior Vice President

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	ING Variable Portfolios, Inc.

AMENDED SCHEDULE A

with respect to the

AMENDED INVESTMENT MANAGEMENT AGREEMENT

between

ING VARIABLE PORTFOLIOS, INC.

and

ING INVESTMENTS, LLC

Series	Effective Date	Annual Investment Management Fee (as a percentage of average daily net assets)
ING Australia Index Portfolio	February 28, 2011	0.60%
ING BlackRock Science and Technology Opportunities Portfolio	2001	0.95% on first $500 million 0.85% on next $500 million 0.75% thereafter
ING Emerging Markets Index Portfolio	November 30, 2011	0.55%
ING Euro STOXX 50® Index Portfolio	August 3, 2009	0.60%
ING FTSE 100 Index® Portfolio	August 3, 2009	0.60%
ING Hang Seng Index Portfolio	May 1, 2009	0.60% on first $250 million 0.50% on next $250 million 0.45% thereafter
ING Index Plus LargeCap Portfolio	2001	0.35%
ING Index Plus MidCap Portfolio	2001	0.40%
ING Index Plus SmallCap Portfolio	2001	0.40%
ING International Index Portfolio	March 4, 2008	0.38% on first $500 million 0.36% on next $500 million 0.34% thereafter

Series	Effective Date	Annual Investment Management Fee (as a percentage of average daily net assets)
ING Japan TOPIX Index® Portfolio	August 3, 2009	0.60%
ING RussellTM Large Cap Growth Index Portfolio	May 1, 2009	0.45% on first $500 million 0.43% on next $500 million 0.41% thereafter
ING Russell™ Large Cap Index Portfolio	March 4, 2008	0.25% on first $1 billion 0.23% on next $1 billion 0.21% thereafter
ING RussellTM Large Cap Value Index Portfolio	May 1, 2009	0.45% on first $250 million 0.35% on next $250 million 0.30% thereafter
ING RussellTM Mid Cap Growth Index Portfolio	May 1, 2009	0.45% on first $500 million 0.43% on next $500 million 0.41% thereafter
ING Russell™ Mid Cap Index Portfolio	March 4, 2008	0.31% on first $2 billion 0.24% on next $2 billion 0.18% thereafter
ING Russell™ Small Cap Index Portfolio	March 4, 2008	0.33% on first $1 billion 0.31% on next $1 billion 0.29% thereafter
ING Small Company Portfolio	2001	0.75%
ING U.S. Bond Index Portfolio	March 4, 2008	0.32% on first $500 million 0.30% on next $500 million 0.28% on next $1 billion 0.26% on next $2 billion 0.24% thereafter
ING WisdomTreeSM Global High-Yielding Equity Index Portfolio	January 16, 2008	0.46% on first $500 million 0.43% on next $500 million 0.41% thereafter

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